UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 19, 2013 (December 18, 2013)

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36006	80-0907968
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

807 Las Cimas Parkway, Suite 350 Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 328-2953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On December 18, 2013, in conjunction with the closing of the Sabine Acquisition described in Item 2.01, Jones Energy Holdings, LLC (“JEH”), a subsidiary of Jones Energy, Inc. (the “Company”), entered into an amendment (the “Amendment”) to the Credit Agreement dated as of December 31, 2009 among JEH, Wells Fargo Bank, N.A., as administrative agent, and the lenders signatory thereto, which increased the borrowing base from $500 million to $575 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On December 18, 2013, JEH closed its previously announced acquisition of certain oil and natural gas properties in the Anadarko Basin from Sabine Mid-Continent LLC (“Sabine”) for a contract price of $195 million, subject to customary post-closing adjustments (the “Acquisition”).

The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, dated November 22, 2013, between JEH and Sabine, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Item 9.01                                           Financial Statements and Exhibits.

(a)                                 Financial Statements of Businesses Acquired

The Company will file the financial statements of Sabine under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(b)                                 Pro Forma Financial Information

The Company will file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES ENERGY, INC.

Date: December 19, 2013	By:	/s/ Robert J. Brooks
Robert J. Brooks
Chief Financial Officer